JOURNAL COMMUNICATIONS, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN
amended and restated as of December 8, 2008

Article 1
Background

        This Annual Management Incentive Plan (the “Plan”) replaced the Journal Communications, Inc. Annual Management Incentive Plan that was in effect for fiscal year 2007 and prior years. The Plan is amended and restated as of December 8, 2008 to preserve the “performance-based compensation” exemption from Section 162(m) of the Code in light of Revenue Ruling 2008-13, issued in February 2008.

        This Plan is a subplan of the Journal Communications, Inc. 2007 Omnibus Incentive Plan (“2007 Omnibus Plan”), consisting of a program for the grant of annual cash-based Performance Awards under Articles 10 and 11 of the 2007 Omnibus Plan. The Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the 2007 Omnibus Plan. It is intended that the performance bonuses earned under the Plan shall be Qualified Performance-Based Awards under Article 11 of the 2007 Omnibus Plan with respect to Participants who are Covered Employees, with the intent that the performance bonuses will be fully deductible by the Company without regard to the limitations of Code Section 162(m).

        The applicable Award limits of Section 5.4 of the 2007 Omnibus Plan shall apply with respect to the Plan. Section 5.4(e) of the 2007 Omnibus Plan provides that the maximum aggregate amount that may be paid with respect to a cash-based Award under the 2007 Omnibus Plan to any one Participant in any one fiscal year of the Company is three percent (3%) of the Company’s consolidated net earnings from continuing operations for such year as shown in the Company’s consolidated statements of earnings and filed with the Company’s Annual Report on Form 10-K for such fiscal year.

Article 2
Plan Purpose

        The purpose of the Plan is to:

•	Reward key individuals for achieving pre-established financial and non-financial goals that support the Company’s and its Subsidiaries’ annual business objectives.

•	Encourage and reinforce effective teamwork and individual contributions toward the Company’s and its Subsidiaries’ stated goals.

•	Provide an incentive opportunity incorporating an appropriate level of risk that will enable the Company to attract, motivate and retain outstanding executives.

•	Provide Qualified Performance-Based Awards to Covered Employees that qualify for the Section 162(m) Exemption.

Article 3
Definitions

        Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2007 Omnibus Plan. In addition, the following words and phrases have the respective meanings indicated below unless a different meaning is plainly implied by the context:

        “2007 Omnibus Plan” means the Journal Communications, Inc. 2007 Omnibus Incentive Plan, as amended from time to time.

        “CEO” means the Chief Executive Officer of the Company.

        “Eligible employee” means the CEO and any other management-level employee of the Company or a Subsidiary whose job responsibilities have a direct impact on the Company’s strategic goals.

        “Incentive award” means the amount to be paid, in the form of cash, to an eligible employee pursuant to the Plan.

        “Individual Award Limit” for any Plan Year has the meaning given such term in Section 6.1.

        “Participant” means an eligible employee who has been designated in the Plan or by the Committee to participate in the Plan for a given Plan Year.

        “Intermediate Incentive Opportunity Range” refers to the range of incentive award opportunities that may be established for a given Participant or Participants pursuant to Section 6.2 hereof (expressed as minimum, target and maximum), which is below the Individual Award Limit.

        “Intermediate Performance Goals” refers to the corporate, subsidiary and/or individual performance measures and goals and their respective weightings for each eligible Participant that may be set pursuant to Section 6.2 hereof for the determination of individual incentive awards, subject to the achievement of the Threshold Earnings Performance.

        “Plan” means the plan set forth in this Journal Communications Inc. Annual Management Incentive Plan, as it may be amended from time to time, and known as the “Annual Management Incentive Plan.”

        “Plan Year” means the Company’s fiscal year for financial reporting purposes.

        “Threshold Earnings Performance” has the meaning given such term in Section 6.1.

Article 4
Plan Administration

        The Plan shall be administered by the Committee. The Committee shall have sole authority and discretion, consistent with the provisions of the Plan, to:

•	Approve Participants from time to time from among eligible employees,

•	Establish, at the beginning of each Plan Year, Intermediate Incentive Opportunity Ranges and Intermediate Performance Goals for any Participant who is an executive officer,

•	Approve, at the beginning of each Plan Year, the CEO’s recommendation of Intermediate Incentive Opportunity Ranges and Intermediate Performance Goals for any Participant who is not an executive officer,

•	Modify the Intermediate Incentive Opportunity Ranges and Intermediate Performance Goals for any Participant, in accordance with Section 6.3,

•	Determine at the end of each Plan Year whether the Threshold Earnings Performance was achieved, and

•	Determine and approve at the end of each Plan Year incentive awards for all Participants, subject to the achievement of the Threshold Earnings Performance and the Individual Award Limit.

        The Committee shall have full authority and discretion to adopt rules and regulations to carry out the purposes and provisions of the Plan within the parameters defined by the Board. The Committee’s interpretation and construction of any provision of the Plan, and all decisions and actions of the Committee, shall be binding and conclusive. All expenses of administering the Plan shall be borne by the Company.

Article 5
Eligibility and Participation

        The CEO shall be a participant in the Plan in each Plan Year. The Committee is responsible for reviewing and approving the recommendations of the CEO regarding the eligibility and participation of employees in the Plan other than himself.

        Participation in the Plan is limited to management-level employees of the Company or any Subsidiary whose job responsibilities have a direct impact on the Company’s strategic goals.

Article 6
Plan Operation

Section 6.1      Threshold Earnings Performance and Award Limits.

        Pursuant to Article 11 of the 2007 Omnibus Plan, by adopting this Plan, the Committee has established the threshold performance goal under the Plan for each Plan Year based on “earnings,” which is one of the Qualified Business Criteria approved by the shareholders under Section 11.2 of the 2007 Omnibus Plan. Specifically, the threshold performance goal under the Plan for each Plan Year is that the Company achieve positive consolidated net earnings from continuing operations for such year, as reflected in the Company’s consolidated statements of earnings and filed with the Company’s Annual Report on Form 10-K for such fiscal year (the “Threshold Earnings Performance”). Subject to Article 8 of this Plan in the case of a Change in Control, no incentive awards shall be payable under the Plan for any Plan Year unless the Threshold Earnings Performance has been achieved. In any year in which the Threshold Earnings Performance is achieved, the incentive award payable to each executive officer Participant under the Plan for such Plan Year is three percent (3%) of such consolidated net earnings, and the incentive award payable to each non-executive officer Participant under the Plan for such Plan Year is one percent (1%) of such consolidated net earnings (respectively, the “Individual Award Limit”), subject in each case to the Committee’s discretion to award less than the Individual Award Limit as described herein.

Section 6.2      Negative Discretion; Intermediate Performance Goals and Incentive Opportunity Ranges.

        It is anticipated, but not required, that the Committee would exercise negative discretion, as contemplated in Section 11.3 of the 2007 Omnibus Plan, to determine that the incentive award payable to any Participant for a Plan Year is less than the Individual Award Limit for such Participant. In exercising such discretion, the Committee may establish or approve Intermediate Performance Goals and their respective weightings, and Intermediate Incentive Opportunity Ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, subsidiary or individual level.

        Any such Intermediate Performance Goals and their respective weightings, and Intermediate Incentive Opportunity Ranges, for Participants who are executive officers shall be established by the Committee. The CEO may recommend to the Committee for approval Intermediate Performance Goals and their respective weightings and Intermediate Incentive Opportunity Ranges for Participants who are not executive officers.

Section 6.3      Modification of Intermediate Incentive Opportunity Ranges and/or Intermediate Performance Goals

        Intermediate Incentive Opportunity Ranges and Intermediate Performance Goals and weightings for eligible employees may be adjusted as those employees move in and out of positions. Generally, the following conventions will apply when these changes occur:

•	Participants who are assigned to different eligible positions will be considered for purposes of the Plan to have become eligible for that position’s Intermediate Incentive Opportunity Ranges, Intermediate Performance Goals and weightings at the start of the first full calendar month of his or her assignment. The Participant’s incentive award for the year will be pro-rated proportionately between the number of months in each position.

•	Non-eligible employees who are promoted and/or newly-hired to incentive eligible positions must be in the position prior to July 1st of the Plan Year to become immediately eligible for the new position’s Intermediate Incentive Opportunity Ranges, Intermediate Performance Goals and weightings. Non-eligible employees who are promoted and/or newly-hired on July 1st or after will be eligible starting at the beginning of the next Plan Year.

        The Committee may, at any time prior to a Change in Control and prior to the approval of the incentive awards for a Plan Year, approve a change to the Intermediate Incentive Opportunity Ranges and/or Intermediate Performance Goals and weightings for any Participant or Participants for such Plan Year, and add or delete Intermediate Performance Goals. Such a change may be desirable to reflect the strategic direction of the Company and/or its Subsidiaries or be in the interests of equitable treatment of the Participants and the Company as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s method of accounting, changes in applicable law, changes due to consolidation, acquisition, divestiture, reorganization or other changes in the Company’s structure, major changes in business strategy or any other change or a similar nature to any of the foregoing.

Section 6.4      Determination of Incentive Awards.

        As soon as practical after the end of each Plan Year, the Committee shall make a written determination as to whether the Threshold Earnings Performance was achieved for the Plan Year just ended and, if so, approve the incentive awards for all Participants for such Plan Year. Subject to the achievement of the Threshold Earnings Performance, it is anticipated, but not required, that in the exercise of its negative discretion to pay less than the Individual Award Limit to any Participant, the Committee would approve incentive awards based on the level of achievement of Intermediate Performance Goals. In that case, for example, a Participant’s percentage achievement level within an applicable Intermediate Incentive Opportunity Range would be determined for each Intermediate Performance Goal which would then be multiplied by the Participant’s base salary. These amounts would be cumulated in the case of multiple Intermediate Performance Goals to determine the actual incentive award. Actual performance falling between the minimum and the maximum within any Intermediate Incentive Opportunity Range would be interpolated for incentive award determination.

        Without limiting the foregoing, the Committee could exercise its discretion to pay an award to any one or more Participants that is in addition to the amount that would have been earned based upon the achievement of Intermediate Performance Goals; provided that the Threshold Earnings Performance was achieved and the total award to such Participant does not exceed the Individual Award Limit for such Plan Year.

Section 6.5      Payment of Incentive Awards.

        Unless deferred as provided in the following paragraph, incentive awards earned under the Plan shall be paid in cash on or before March 15 of the year following the year to which the incentive award relates.

        Any Participant who is eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan may elect to defer receipt of his or her incentive award under this Plan in accordance with the terms of Non-Qualified Deferred Compensation Plan.

Article 7
Termination of Employment

        The Committee shall have the sole authority and discretion to make decisions regarding the payment of incentive awards for Participants who terminate employment voluntarily or involuntarily during the Plan Year due to retirement, Disability or for other reasons; provided, however, that the Committee shall not provide for the automatic vesting of any incentive award hereunder to a Covered Employee who terminates employment prior the end of a Plan Year for any reason other than death, Disability, or the occurrence of a Change in Control.

Article 8
Change in Control

Section 8.1      Awards not Assumed or Substituted by the Surviving Entity.

        Upon the occurrence of a Change in Control, and except with respect to any incentive award opportunities hereunder assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

(A)	the Threshold Earnings Performance shall be waived, and

(B)	if a Change in Control occurs during the first half of a Plan Year, all relevant Intermediate Performance Goals, if any, will be deemed to have been achieved at the “target” level, and

(C)	if a Change in Control occurs during the second half of a Plan Year, the actual level of achievement of all relevant Intermediate Performance Goals, if any, against target will be measured as of the end of the calendar quarter immediately preceding the Change in Control, and

(D)	in either such case, there shall be a prorata payout to Participants within thirty (30) days following the Change in Control (unless a later date is required by Section 17.3 of the 2007 Omnibus Plan) based upon such Intermediate Performance Goals, if any, and length of time within the Plan Year that has elapsed prior to the date of the Change in Control.

Section 8.2      Awards Assumed or Substituted by the Surviving Entity.

        With respect to incentive award opportunities hereunder assumed by the Surviving Entity of a Change in Control or otherwise equitably converted or substituted in connection with a Change in Control: if within the same Plan Year in which the Change in Control occurs (or after such year and before incentive awards for such Plan Year have been paid), a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then the Participant’s payout opportunities attainable under this Plan for such Plan Year shall be deemed to have been earned as of the date of termination as follows:

(A)	the Threshold Earnings Performance shall be waived, and

(B)	if the date of termination occurs during the first half of the Plan Year, all relevant Intermediate Performance Goals, if any, will be deemed to have been achieved at the “target” level, and

(C)	if the date of termination occurs during or after the second half of the Plan Year, the actual level of achievement of all relevant Intermediate Performance Goals, if any, against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and

(D)	in either such case, there shall be a prorata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 17.3 of the 2007 Omnibus Plan) based upon such Intermediate Performance Goals, if any, and the length of time within the performance period that has elapsed prior to the date of termination.

        For purposes of this Article 8, a Participant shall not be considered to have resigned for Good Reason unless the Participant is party to an employment, change-in-control, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason.

Article 9
Miscellaneous

Section 9.1      No Enlargement of Employee Rights

        Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge, discipline or retire any Participant at any time.

Section 9.2      Relationship to Other Benefits

        Payments under the Plan shall be taken into account in determining any benefit under the Journal Communications, Inc. Employee Pension Trust Agreement. Payments under the Plan will not be taken into account in determining any benefits under any other benefit plan of the Company or its Subsidiaries except as otherwise specifically provided in the respective benefits plan agreement.

Section 9.3      Limitation on Vested Interest

        The earning of incentive awards by eligible employees under the Plan is within the sole discretion of the Company in accordance with the terms of the Plan, and no eligible employee or other person has any legal right or vested interest in an incentive award under the Plan prior to the actual payment to the eligible employee as an incentive award.

Section 9.4      Plan Amendment and Discontinuation

        The Committee may modify, suspend or terminate the Plan at any time prior to a Change in Control.

Section 9.5      Effective Date of the Plan

        This Plan shall be effective with the Plan Year beginning closest to January 1, 2008 and shall continue in effect for later Plan Years until terminated by the Committee.

Section 9.6      Plan Communication

        Each Participant will be given a written description of the Plan. The description will provide details of the Plan including the Threshold Earnings Performance requirement, and the Individual Award Limit. Participants shall be informed each year of any applicable Intermediate Incentive Opportunity Ranges, Intermediate Performance Goals and weightings, and the incentive opportunity associated with each performance level and measure.